Exhibit 99.1

www.frontier.com

Steve Crosby

916-686-3333

916-206-8198

Steven.crosby@ftr.com

Federal Communications Commission Approves Frontier Communications’ Acquisition of AT&T’s Connecticut Wireline Operations

Full Transaction Expected to Close in the Fourth Quarter

STAMFORD, Conn. July 25, 2014 – Frontier Communications (NASDAQ: FTR) announced today that the Federal Communications Commission (FCC) has approved its proposed acquisition of AT&T’s local wireline, broadband and video operations in Connecticut.  The company is currently also seeking approval from the Connecticut Public Utilities Regulatory Authority (PURA), and has already received Justice Department approval.  Pending PURA approval, the company expects to close the Connecticut acquisition transaction in the fourth quarter.

Maggie Wilderotter, Frontier's Chairman and Chief Executive Officer said,  “We are pleased that the FCC Chairman and Commissioners moved swiftly to support this acquisition, releasing an Order well in advance of the FCC’s internal deadline for review of such transactions.  We look forward to demonstrating our broadband commitment to our home state of Connecticut, our headquarters since 1946.  Soon Connecticut consumers and businesses will benefit from our full complement of products and services and experience firsthand our high-touch local engagement management model and our active involvement in the communities we serve.”  She added, “We also look forward to welcoming a highly skilled workforce and partnering with the Communications Workers of America to provide premier telecommunications services throughout Connecticut.”

Frontier will offer Connecticut customers the company’s full portfolio of products and services, including broadband services, wireline local and long distance phone service, video viewing options, and innovative products and services such as Frontier Secure, an industry leading digital security offering that provides customers with top-rated online computer protection and premium technical support. In addition, Frontier has pledged to deploy broadband of at least 10 Mbps download speed to 100,000 potential customers that lack such access today while also upgrading its middle mile network.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for residential customers, small businesses and home offices and advanced communications for medium and large businesses in 27 states. Frontier's approximately 13,700 employees are based entirely in the United States. More information is available at www.frontier.com.